Exhibit 10.1

CONSULTING AGREEMENT made as of the 1st day of June, 2007.

B E T W E E N:

Blackmont Resources Inc., a company duly incorporated under the laws of the State of Nevada, and having its registered office at 502 East John St., Carson City, NV, 89706;

(hereinafter called the “Company”)

OF THE FIRST PART

- and -

LAIRD EXPLORATION LTD.
PO Box 672
Lions Bay, British Columbia, Canada
V0N 2E0
Tel: (604) 921-4031
Email: Lairdex@telus.net

A company incorporated under the laws
of the Province of British Columbia,
(Hereinafter called the (“Consultant”)

OF THE SECOND PART

WHEREAS the Consultant represents that it has in its employ James Laird, a qualified mineral exploration manager who has considerable experience and expertise in all phases of mineral property discovery and development.
(Hereinafter called “Laird”)

AND WHEREAS the Company wishes to obtain consulting advise with respect to exploration management and mineral property development pertaining to the Company’s business and wishes to retain the Consultant for such purpose;

AND WHEREAS the Consultant is desirous of providing the services of Laird to the Company for the aforesaid purposes upon the terms and conditions hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSETH that the parties hereto agree as follows; (Note - all funds stated in Canadian dollars)

1.
The Consultant agrees, in consideration of the retainer and fees payable hereunder, to provide the Company with the services of Laird with respect to exploration management and mineral property development (hereinafter called the “Services”) in connection with existing and proposed exploration programs of the Company and its affiliated or subsidiary companies in areas either inside or outside of Canada as the company may from time to time request.

2.	The term of this Agreement shall be for three months, commencing on June 1, 2007, and shall, unless renewed by mutual agreement in writing, terminate on September 1, 2007.

3.	The Company shall pay the consultant $500 per day plus Goods and Services Tax (GST). Such retainer shall be payable whether or not the Company requests services during any particular calendar month.

4.
The Consultant shall, in consideration of the monthly retainer referred to in paragraph 3 hereof, at the Company’s request provide not less than 3 calendar days per month of Services (“the minimum period”) with respect to exploration management and mineral property development. As used herein the term “Services” shall include, but not be limited to, assisting Company staff in designing, permitting and budgeting exploration programs, hiring and supervising a field crew, coordinating and performing the agreed on exploration programs, interpretation, compilation, and preparation of maps and reports, evaluation of exploration programs, discussions with the Company’s staff and related field examinations, participation in the Company’s promotional events and community relations, and other assistance as may be specified or requested by the Company.

5.
(a)If, at the Company’s request, the Consultant provides Services in excess of the minimum period, the Company shall pay the Consultant a fee of $ 500 plus GST for each day in excess of the minimum period that the Consultant is directly engaged in providing such Services.

(b) If the Consultant is, in any calendar month, unable because of prior commitment or other bona fide reason, to provide the Services requested for the minimum period, then in such an event the Company may, at its option, either:

(i)	require the Consultant to carry forward the minimum period for such month and to add same to the minimum service requirements for the next succeeding month; or

(ii)	require the Consultant to remit it, promptly upon request, an amount of $500 plus GST per day for each day of the minimum period that the Services are not provided.

6.
The Company shall, with respect to Services requested, reimburse the Consultant for all reasonable travelling, lodging and out-of-pocket expenses as may be incurred by the Consultant while engaged in the performance of such Services. The Consultant shall submit to the company from time to time, invoices for such expenses and for consulting time, in excess of the minimum period, which may have been spent by the Consultant in providing Services requested by the Company. Usage of Laird Exploration Ltd. vehicles shall be calculated at $ per kilometer.

7.
The Company, as an added incentive to the Consultant, agrees to provide a share purchase option for common stock in the Company. The share purchase option shall have a minimum term of two years, or as the appropriate regulatory bodies deem. Calculation of the option price shall be in accordance with the laws of the appropriate regulatory body and shall be completed as soon as feasible after signing of this Agreement.

8.
Whereas the Consultant has a proven prospecting record of significant and economic new mineral discoveries, the concept of a Discovery Bonus in the form of cash, shares, or additional share purchase options is hereby presented to the Company. In recognition of the unpredictable nature of such discoveries in terms of economic impact, any such bonus paid shall be commensurate with the perceived value of the discovery at the time. The presentation and content of a Discovery Bonus will be entirely at the discretion of the management of the Company.

9.
The Consultant shall provide the Services hereunder in a good and workmanlike fashion, diligently, in good faith and without waste, interruption or delay except for causes beyond the reasonable control of the Consultant. With respect to all claims or damages on account of loss or damage to property, or injury to, or death of, any person or persons arising from or out of the provision of such Services by the Consultant hereunder, the consultant shall be deemed to be an independent contractor and neither it nor Laird shall be deemed to be a representative, agent, or employee of the Company and with respect to any such claim, damage, loss, injury or death, the Consultant shall indemnify and save the Company harmless from and against any and all liability for such a loss , damage, injury or death, including any expenses, costs and legal fees incurred in connection therewith, except such liability as may arise out of the sole negligence of the Company.

10.
The Consultant shall, at its cost, comply with all applicable federal and provincial statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services it provides hereunder including the obtaining of all necessary permits and licenses and agrees to indemnify the Company against all claims, loss, damages or expenses incurred by the Consultant’s failure to make the necessary returns or payments or by any violation of any such statutes or regulations.

11.
Without in any way limiting the liability of the Consultant under this Agreement, including the Consultant’s indemnity to the Company as set out in paragraph 9 hereof, it shall be the sole responsibility of the Consultant to maintain and keep in force and effect during the term of this agreement the following insurance coverage:

(a) Comprehensive General Liability Insurance shall be no less than One Million Dollars ($1,000,000).

(b) Automobile Bodily Injury and Property Damage Liability Insurance covering the automobile owned or leased by the Consultant, its agents or employees in connection with the work under this agreement. The limits of such insurance shall be no less than One Million Dollars ($1,000,000) inclusive for any one occurrence.

(c) Workman’s Compensation or other like coverage as required by applicable law or other authorized Governmental authority covering all persons directly employed by the Consultant on work to be performed under this agreement.

(d) Such other insurance as may be mutually agreed upon in writing.

12.
The Consultant shall (and shall cause all its employees to) keep confidential all information disclosed by the Company or acquired by the Consultant through the performance of Services hereunder, and shall not disclose or divulge such information to third parties without the prior written consent of the Company. The obligation to keep secret and confidential and not to disclose any such information shall not apply to any information which is in the public domain or which at the time of disclosure is already known to the Consultant, in which event the Consultant shall, upon request, provide evidence, satisfactory to the Company, of such prior knowledge.

13.
The Consultant shall not, during the term of this Agreement, provide similar consulting services or advice to third parties relating to or in connection with any specific areas in which the Company has an interest or with respect to which services have been provided, without the prior consent of the Company.

14.	Notwithstanding paragraph 2 of this Agreement, the Company shall have the right at any time to terminate this Agreement on thirty (30) days written notice to the Consultant.

15.
In cases of disputes or differences arising under this Agreement, which are not settled within a reasonable time and not exceeding three (3) months, the parties shall refer such disputes and differences to arbitration under The Arbitration Act of British Columbia.

16.	The Consultant may not assign, pledge, mortgage or otherwise encumber any of its rights hereunder without the prior written consent of the Company.

17.
Any notice of communication to any party under this Agreement may be given by delivering the same by hand to such party or by mailing the same by prepaid, registered mail to such party, addressed as follows:

To the Company:

Blackmont Resources Ltd.,
502 East John St.,
Carson City, NV,
89706;

To the Consultant:

Laird Explorations Ltd.
PO Box 672
Lions Bay, British Columbia, Canada
V0N 2E0
Tel: (604) 921-4031
Email: Lairdex@telus.net

or to such address as a party hereto may designate for itself and such notice so mailed shall be deemed to have been received at the latest on the third business day next following the mailing hereof.

18.
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall be interpreted in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above recorded, but actually on the ________day of June, 2007

BLACKMONT RESOURCES INC.

By________________________________________________

Corporate Seal

By________________________________________________

LAIRD EXPLORATION LTD.

By________________________________________________

Corporate Seal

By________________________________________________